For Release:         Immediately
Contact:                 Mark Cummins (Investors)                                           215.256.5025                           mcummins@harleysvillegroup.com
Randy Buckwalter (Media)                                           215.256.5288                           rbuckwalter@harleysvillegroup.com

HARLEYSVILLE GROUP COMMENTS ON IMPACT
FROM FIRST QUARTER CATASTROPHES

HARLEYSVILLE, PA—April 15, 2010—Harleysville Group Inc. (NASDAQ: HGIC) today announced that estimated catastrophe losses incurred during the first quarter will reduce operating income1 by $0.49 per share after taxes, and will impact the company’s statutory combined ratio2 by 10 points for the quarter. In the first quarter of 2009, when Harleysville Group reported operating income of $0.63 per share after taxes, the company experienced net catastrophe losses of $0.04 per share after taxes, which had a 0.8 point impact on the combined ratio. The company expects to report a statutory combined ratio of between 107.5 and 108.5 percent in the first quarter of 2010, compared to 101.9 percent in the first quarter of 2009. Over the past eight quarters, the company’s net catastrophe losses have averaged $0.11 per share after taxes. Harleysville Group plans to announce its first quarter results on April 27.
“During the first quarter, we experienced a significant number of catastrophe-related claims from the severe winter weather that affected much of our operating territory,” commented Michael L. Browne, Harleysville Group’s president and chief executive officer. “For many of our policyholders, this extreme winter weather has resulted in substantial disruption and financial loss to their families and businesses. Our claims staff has been working tirelessly to help these people restore their lives and their livelihoods to the place they were before these storms occurred. At a time when they are counting on us the most, we are confident that we are well positioned to deliver on our service commitment to our agents and policyholders because of our outstanding financial strength, which is a result of our relentless focus on the fundamentals of our business.”
Harleysville Insurance is a leading super-regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. As a Trusted Choice® company partner, Harleysville distributes its products exclusively through a network of independent agents primarily across 32 states. Harleysville is ranked #7 in the most recent InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and has been included on the list in each of the last four years. Harleysville Mutual Insurance Company owns approximately 53 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for eight regional property/casualty insurance companies collectively rated A- (Excellent) by A.M. Best Company. Harleysville Group is listed on the NASDAQ Global Select Market, which is comprised of the top third of all NASDAQ member companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Further information can be found on the company’s Web site at www.harleysvillegroup.com.

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Harleysville Group comments on impact from first quarter catastrophes
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Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results, including operating return on equity, premium growth and underwriting results, could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; reduced economic activity; the insurance product pricing environment; changes in applicable law and accounting standards; government regulation and changes therein that may impede the ability to charge adequate rates or to do business; performance of and instability in the financial markets; investment losses; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

1 Operating income is a non-GAAP financial measure defined by the company as net income excluding after-tax realized gains and losses on investments.
2 “Statutory combined ratio” is a non-GAAP measure of underwriting profitability and is based on numbers determined under statutory accounting practices as filed with state insurance regulators. It is the sum of the ratio of losses to premiums earned plus the ratio of underwriting expenses to premiums written. A ratio of less than 100 percent indicates underwriting profitability.

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